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Royal Gold, Inc.

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Royal Gold, Inc. Conference Call
Tuesday, August 5, 2025, 7 am Mountain Time
Presentation
Operator: Good morning, everyone, and thank you for joining us on today's Kansanshi Gold Stream acquisition. My name is Drew, and I'll be the operator on today's call. During the call we will have a Q&A session following the prepared remarks. If you would like to ask a question, please press star followed by 1 on your telephone keyboard, and to withdraw your question, it’s star followed by 2. It's now my pleasure to hand over to Alistair Baker, Senior Vice President, Investor Relations and Business Development, to begin. Please go ahead when you're ready.
Alistair Baker, Senior Vice President, Investor Relations and Business Development, Royal Gold Corporation: Thank you, Drew. Good morning and welcome to the call to discuss Royal Gold’s agreement to acquire a gold stream on First Quantum’s Kansanshi mine. This event is being webcast live and a replay of this call will be available on our website. Speaking on the call today are Bill Heissenbuttel, President and CEO of Royal Gold, and Dan Breeze, Senior Vice President, Corporate Development of RG AG.
During today’s call, we will make forward-looking statements and provide forward-looking information within the meaning of applicable securities laws, including statements about our projections and expectations for the future. These statements are subject to risks and uncertainties that could cause actual results to differ materially from these statements. These risks and uncertainties are discussed in this morning’s press release and in our respective filings with the SEC. I will now turn the call over to Bill.
Bill Heissenbuttel, President and Chief Executive Officer, Royal Gold: Good morning and thank you for joining the call. I’ll begin on slide 3. I am pleased that we announced this morning the acquisition of a $1 billion life of mine gold stream from First Quantum’s Kansanshi mine in Zambia. This is a transaction that clearly meets our strategic criteria for investment and I’d like to highlight a few of the items that attracted us to this opportunity. Firstly, First Quantum is a first-tier counterparty with a long record of successful operations and we are pleased to establish our first streaming relationship with the company. First Quantum developed Kansanshi and has operated without interruption since 2005. Secondly, Zambia is a well-established mining jurisdiction with a government that strongly supports the mining industry. In 2023, mining was the second-largest contributor to Zambia’s GDP, and the government launched a strategy in 2024 to further support and promote the mining sector. Thirdly, Kansanshi is a long-life, large-scale, copper producer with a significant gold by-product credit, and First Quantum is in the final stages of completing a major expansion to the processing plant to further grow production.
I’ll turn the call over to Dan to talk about Kansanshi and the stream in more detail, and I’ll make some closing comments at the end with respect to funding and liquidity.
Dan Breeze, Senior Vice President, Corporate Development, RGLD Gold AG: Thanks Bill. Moving to slide 5, I’ll give an overview of the gold stream. We have agreed to pay $1 billion in cash consideration to acquire a gold stream referenced to copper production from Kansanshi. The stream rate will start at 75 ounces of gold per million pounds of copper produced until the delivery of 425,000 ounces, then drop down to 55 ounces per million pounds of copper until the delivery of a total of 650,000 ounces, and then finally drop down to 45 ounces per million pounds of copper for the remainder of the mine life. The stream covers the entire mining lease and is life of mine, but we have granted First Quantum two options to accelerate deliveries and reduce the stream rates, which I’ll describe in a moment. The gold stream counterparty is a Canadian-based SPV and is guaranteed by all entities within the Kansanshi ownership chain, from the project company through to the parent. The stream effective date is today, and we expect to receive deliveries of approximately 12,500 ounces this year. We further expect gold deliveries to average around 35,000 to 40,000 ounces per year over the next decade. We have also made a commitment to support First Quantum’s social programs over the mine life.
Moving on to slide 6, I will provide more detail on the acceleration options. We granted First Quantum options to accelerate stream deliveries given their desire for flexibility with respect to the stream obligations should their financial condition materially improve in the future. The acceleration options could result in a potential reduction of the stream rates and thresholds by up to 30% with the accelerated delivery of up to $300 million of gold. The first option will be available if First Quantum achieves a minimum BB credit rating or maintains a net debt to EBITDA ratio of 2.25 times or less for three consecutive quarters from March 31, 2026. If one of these occurs, First Quantum will have one year to exercise the option and deliver up to $200 million in gold deliveries and reduce the stream rates and delivery thresholds by up to 20%. If they choose to do this, they will have up to 14 months to deliver the gold after exercise. The second option will be available if First Quantum achieves an investment grade credit rating or maintains a net debt to EBITDA ratio of 1.25 times or less for four consecutive quarters, and demonstrates compliance with certain other operating conditions. If these occur, First Quantum will have one year to exercise the option and deliver up to $100 million in gold deliveries and reduce the stream rates and delivery thresholds by up to a further 10%. If they choose to do this, they will have up to 7 months to deliver the gold after exercise. We believe this flexibility is a benefit to both parties. For First Quantum, they will benefit from a lower ongoing obligation, and we will benefit from accelerated gold deliveries. The cash payment per ounce will be 20% of the spot price for each ounce delivered, but will increase to 35% if one of the conditions in the first option is met. No cash price will be paid for the accelerated gold deliveries.
I’ll now move to slide 7 and provide a brief overview of Kansanshi. Kansanshi was developed by First Quantum and has operated since 2005. Since then, First Quantum has increased the processing capacity and is in the final stages of completing the S3 concentrator expansion. Upon completion, First Quantum expects copper production to ramp up steadily from 160 to 190 thousand tonnes this year to approximately 275,000 tonnes by the end of the decade. The latest technical report published in 2024 shows steady copper and gold production through the end of the 2030’s before declining in the latter years of the mine life. Mining is expected to continue through 2046 and with processing of stockpiled ore through 2049. I’ll turn the call back to Bill for a discussion of liquidity and closing comments.
Mr. Heissenbuttel: Thanks Dan. Royal Gold has a long history of using our revolving credit facility as a strategic and flexible financing tool. We recently extended the credit facility maturity by two years to 2030, and increased the accordion feature from $250 million to $400 million. We have exercised the accordion and expect to close on the expanded commitment with our lending syndicate today, which will increase the total available on the credit facility to $1.4 billion. To fund the Kansanshi stream, we used available cash and a draw of $825 million on the credit facility. After this draw, and with the increased accordion, we will have $575 million available on the credit facility. You’ll see the updated numbers tomorrow with the release of our second quarter results, but using our March 31st trailing twelve month adjusted EBITDA of $628 million, and our March 31st cash balance of $240 million less the cash used for this acquisition, the implied net debt to EBITDA ratio is 1.2x. As we previously discussed, we intend to draw approximately $400 million further on the credit facility upon closing the Sandstorm and Horizon acquisitions, which we expect in the fourth quarter. We estimate that with additional liquidity sources and the cash flow through to closing of these transactions, we’ll end the year with a net debt to adjusted EBITDA ratio of approximately 1.5x, but that figure excludes the pro forma contributions from the Kansanshi and Sandstorm/Horizon transactions as we move forward. Our diversified portfolio generates significant cash flow and we are comfortable using leverage to acquire high quality assets if we can pay it down quickly, and we have a record of disciplined debt repayment. We ended 2022 with $575 million of outstanding debt after a series of debt-financed acquisitions and we completely repaid that amount within 7 quarters. In today’s higher metal price environment, and with the combined cash flow from Kansanshi and the Royal Gold, Sandstorm and Horizon portfolios, we expect to repay the outstanding debt within two years after closing the Sandstorm and Horizon acquisitions. This estimate assumes no further business development investments over that period of time. And we expect to do all of this while maintaining our commitment to the dividend.
I’ll provide some closing comments to put this transaction in perspective. With respect to timing, we have always said that we can’t pick the timing for acquisitions, and today’s announcement of the Kansanshi gold stream acquisition is an example of a good opportunity that came up while we are busy closing another major transaction. However, the Kansanshi gold stream is an excellent addition to our portfolio and we had to act while it was available. It also provides one reason why we used shares as consideration for the Sandstorm transaction, as we wanted to conserve liquidity and balance sheet flexibility for this opportunity. Sandstorm management was aware of this opportunity prior to the announcement of the Sandstorm acquisition, and has been consistently supportive of the investment. With respect to the contribution to the portfolio, the slide shows where the Kansanshi gold stream fits after completion of the Sandstorm and Horizon transactions. On a NAV basis, it will rank second at a weighting of about 9%, between Mount Milligan and Pueblo Viejo, and it brings the Mount Milligan weighting down to about 12% from 13%. As a large gold stream, it will increase our gold weighting to about 80% of NAV from 78% previously, with 90% of NAV from gold and silver. And as a jurisdiction, Zambia will be weighted at about 9%, with Canada at about 24% and the USA at 11%.
I will now end where our discussion started. This acquisition is consistent with our long-term strategy of growth through the addition of high-quality and long-life precious metals assets with good operators in mining friendly jurisdictions. Kansanshi is a world-class operation and we expect it will be an important contributor for decades that complements the medium to long-term growth we are adding from Sandstorm and Horizon. Operator, that concludes our prepared remarks. We are joined by members of our management team and I’ll now open the line for questions.

Questions and Answers
Operator: Thank you. We’ll now start today’s Q&A session. If you would to register a question on today’s call, please press star followed by 1 on your telephone keypad, and if you wish to withdraw your question, then it is star followed by 2. We'll now take our first question from Derick Ma from TD Cowen. Your line’s now open. Please go ahead.
Derick Ma, TD Cowen: Thank you. In terms of the acceleration options, are they tied to a specific gold price, and when do these options expire?
Mr. Heissenbuttel: Dan, you want to take that one?
Mr. Breeze: I can. Hi Derick, good morning. Thanks for the question. So on your first question, they're not tied to a gold price, and on your second question, the expiry is really just the trigger as soon as those conditions that we outlined are achieved, it starts a 1-year option period. And First Quantum, it's their option, but if they want to exercise the option, they have up to 1 year after those conditions are met to exercise. And it's a one-time option for both of those.
Mr. Ma: Okay. Understood. And then in terms of asset security on the deal, when do you typically look for asset security? And how do you get comfortable from a stream security standpoint when looking at this deal specifically given the ongoing situation at First Quantum's other major asset in Panama?
Mr. Heissenbuttel: Yeah. Thanks for the question. I mean whether we require security or not is totally dependent on the structure of the company at the time. So we don't enter these with the view that we have to be secured or we're absolutely willing to be unsecured. Everything is case specific. With respect to this transaction, we spent a lot of time looking at a First Quantum model as a whole. And we made certain adjustments such as Cobre Panama never comes back into production. A bond issue can't be refinanced and must be repaid at maturity. And we looked at it under a number of different metal price assumptions and just got comfortable that under some extreme assumptions that this company is going to be able to work its way through any issues, notwithstanding a restart of Cobre Panama.
Mr. Ma: Thank you for that. I’ll pass on the next.
Mr. Heissenbuttel: Thank you.
Operator: With that, we have no further questions. So I will hand back over to Bill Heissenbuttel for some closing comments.
Mr. Heissenbuttel: Well, thank you for taking the time to join us today. I look forward to updating you in the near future. Goodbye.
Operator: That concludes today's call. You may now disconnect your lines.
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No Offer or Solicitation
This communication does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy any securities or a solicitation of any vote or approval with respect to the proposed transactions or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
Important Additional Information and Where to Find It
In connection with the proposed transactions, Royal Gold, Inc. (“Royal Gold”), Sandstorm Gold Ltd. (“Sandstorm”) and Horizon Copper Corp. (“Horizon”) intend to file materials with the SEC and on SEDAR+, as applicable. Royal Gold plans to file proxy materials with the SEC in connection with the solicitation of proxies for Royal Gold’s special meeting of shareholders (the “Royal Gold Special Meeting”). Prior to the Royal Gold Special Meeting, Royal Gold will file a definitive proxy statement (the “Royal Gold Proxy Statement”), together with a proxy card. Sandstorm intends to file a management information circular (the “Sandstorm Circular”) on SEDAR+ in connection with the solicitation of proxies to obtain

Sandstorm shareholder approval of the Sandstorm transaction. Horizon intends to file a management information circular (the “Horizon Circular”) on SEDAR+ in connection with the solicitation of proxies to obtain Horizon shareholder approval of the Horizon transaction. This communication is not a substitute for the Royal Gold Proxy Statement, the Sandstorm Circular, the Horizon Circular, or for any other document that Royal Gold, Sandstorm or Horizon may file with the SEC or on SEDAR+ and/or send to their respective security holders in connection with the proposed Transactions. INVESTORS AND SECURITYHOLDERS OF ROYAL GOLD, SANDSTORM AND HORIZON ARE URGED TO CAREFULLY AND THOROUGHLY READ THE ROYAL GOLD PROXY STATEMENT, THE SANDSTORM CIRCULAR, AND THE HORIZON CIRCULAR, RESPECTIVELY, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND OTHER RELEVANT DOCUMENTS FILED BY ROYAL GOLD, SANDSTORM, AND/OR HORIZON WITH THE SEC OR ON SEDAR+ WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ROYAL GOLD, SANDSTORM, HORIZON, THE PROPOSED TRANSACTIONS, THE RISKS RELATED THERETO, AND RELATED MATTERS.
Securityholders of Royal Gold, Sandstorm, and Horizon will be able to obtain, free of charge, copies of the Royal Gold Proxy Statement, Sandstorm Circular, and Horizon Circular, as each may be amended from time to time, and other relevant documents filed by Royal Gold, Sandstorm, and/or Horizon with the SEC or on SEDAR+ (when they become available) through the website maintained by the SEC at www.sec.gov or at www.sedarplus.ca, as applicable. Copies of documents filed with the SEC by Royal Gold will be available, free of charge, from Royal Gold’s website at www.royalgold.com under the “Investor Resources” tab or by contacting Royal Gold at (303) 573-1660 or InvestorRelations@royalgold.com. Copies of documents filed on SEDAR+ by Sandstorm will be available free of charge from Sandstorm’s website at www.sandstormgold.com under the “Investors” tab or by contacting Sandstorm at (844) 628-1164 or info@sandstormgold.com. Copies of documents filed on SEDAR+ by Horizon will be available free of charge from Horizon’s website at www.horizoncopper.com under the “Investors” tab or by contacting Horizon at (604) 336-8189 or info@horizoncopper.com.
Certain Information Regarding Participants
Royal Gold, Sandstorm, Horizon and their respective directors and certain of their executive officers and other members of management and employees may be deemed, under SEC rules, to be “participants” (as defined in Section 14(a) of the Securities Exchange Act of 1934, as amended) in the solicitation of proxies from Royal Gold shareholders in connection with the Royal Gold Special Meeting. Additional information regarding the identity of these potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Royal Gold Proxy Statement and other materials to be filed with the SEC in connection with the Royal Gold Special Meeting. Information relating to the foregoing can also be found in Royal Gold’s Annual Report on Form 10-K for the year ended December 31, 2024, which was filed with the SEC on February 13, 2025, and Royal Gold’s definitive proxy statement for its 2025 annual meeting of stockholders filed with the SEC on April 4, 2025. To the extent the holdings of Royal Gold’s directors and executive officers in Royal Gold’s securities have changed since the amounts described in the April 4, 2025 proxy statement, such changes have been reflected in the following Initial Statements of Beneficial Ownership of Securities on Form 3 and Statements of Change in Ownership on Form 4 filed with the SEC with respect to Royal Gold: Form 4, filed by William Heissenbuttel on April 22, 2025; Form 3, filed by Mark Isto on May 27, 2025; and Form 4, filed by Paul Libner on June 10, 2025. These filings can be found at the SEC’s website at www.sec.gov. Information regarding the executive officers and directors of Sandstorm and Horizon is included in their respective management information circulars for their 2025 shareholder meetings filed on SEDAR+ on April 22, 2025 and May 1, 2025, respectively. More detailed and updated information regarding the identity of participants in the solicitation and their direct or indirect interests (by security holdings or otherwise), will be set forth in the Royal Gold Proxy Statement and other materials to be filed with the SEC or on SEDAR+. These documents can be obtained free of charge from the sources indicated above.
Forward-Looking Statements
This communication includes “forward-looking statements” and “forward-looking information” within the meaning of applicable securities laws. Forward-looking statements are any statements other than statements of historical fact. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from these statements. Forward-looking statements are often identified by words like “will,” “may,” “could,” “should,” “would,” “believe,” “estimate,” “expect,” “anticipate,” “plan,” “forecast,” “potential,” “intend,” “continue,” “project,” or negatives of these words or similar expressions. Forward-looking statements include, among others, statements regarding the following: anticipated developments relating to the Kansanshi mine, including the amount and timing of production, estimates of mineral resources and mineral reserves, the anticipated mine life, technical reports, and mine plans; Royal Gold’s anticipated cash flows and repayment of borrowings under its revolving credit facility; and anticipated benefits from the stream agreement.
Factors that could cause actual results to differ materially from these forward-looking statements include, among others, the following: changes in the price of gold, copper or other metals; operating activities or financial performance on the Kansanshi mine or First Quantum’s other projects, including variations between actual and forecasted performance, the ability to complete projects on schedule and as planned, changes to mine plans and mineral reserves and mineral resources (including updated mineral reserve and mineral resource information), liquidity needs, mining and environmental hazards, labor disputes, distribution and supply chain disruptions, permitting and licensing issues, other adverse government or court actions, or operational disruptions; changes of control of First Quantum or the Kansanshi mine; contractual issues involving the stream agreement; the timing of deliveries of metals and our subsequent sales of metal; risks associated with doing business in foreign countries; environmental risks, including those caused by climate change; potential cyber-attacks, including ransomware; adverse economic and market conditions; effects of health epidemics and pandemics; changes in laws or regulations governing us, operators or operating properties; changes in management and key employees; and other factors described in Royal Gold’s reports filed with the SEC, including Item 1A, Risk Factors of Royal Gold’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Most of these factors are beyond our ability to predict or control. Other unpredictable or unknown factors not discussed in this communication could also have material adverse effects on forward-looking statements.
Forward-looking statements speak only as of the date on which they are made. Royal Gold disclaims any obligation to update any forward-looking statements, except as required by law. Readers are cautioned not to put undue reliance on forward-looking statements.
Statement Regarding Third-Party Information
Certain information provided in this communication, including anticipated developments relating to the Kansanshi mine, anticipated mineral resources and mineral reserves, production estimates, property descriptions, and the background on the Kansanshi mine, was provided to us by the operator of the Kansanshi mine or is publicly available information filed by the operator with applicable securities regulatory bodies. Royal Gold has not verified, and is not in a position to verify, and expressly disclaims any responsibility for the accuracy, completeness or fairness of any such third-party information and refers the reader to the public reports filed by the operator for information regarding the Kansanshi mine.